UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
COVAD COMMUNICATIONS GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COVAD COMMUNICATIONS GROUP, INC.
110 Rio Robles
San Jose, California 95134

April 28, 2006

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Covad Communications Group, Inc. (“Covad”), to be held at the Hyatt Regency in Santa Clara, California on June 15, 2006 at 2:00 p.m. Pacific Time (the “Annual Meeting”). At the Annual Meeting, you will be asked to vote upon two proposals: the election of three Class I directors to serve until the third succeeding annual meeting and the ratification of Covad’s independent registered public accounting firm for the 2006 fiscal year.

Accompanying this letter is the formal Notice of Annual Meeting, Proxy Statement and Proxy Card relating to the Annual Meeting, as well as Covad’s Annual Report to Stockholders for the year ended December 31, 2005. The Proxy Statement contains important information concerning the matters to be voted upon at the Annual Meeting. We hope you will take the time to study it carefully.

All stockholders of record at the close of business on April 18, 2006 are entitled to vote at the Annual Meeting, and your vote is very important regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible. Instructions on the Proxy Card will tell you how to submit your proxy over the Internet, by telephone or by returning your Proxy Card in the enclosed postage-paid envelope. If you plan to attend the Annual Meeting and vote in person, and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Charles E. Hoffman
President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
VOTING RIGHTS AND PROXIES
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PRINCIPAL STOCKHOLDERS
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, PRICEWATERHOUSECOOPERS LLP, FOR THE 2006 FISCAL YEAR
STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

COVAD COMMUNICATIONS GROUP, INC.
110 Rio Robles
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Covad Communications Group, Inc., a Delaware corporation (“Covad”), will be held on June 15, 2006, at 2:00 p.m. Pacific Time, at the Hyatt Regency in Santa Clara, California (the “Annual Meeting”). At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1. The election of three Class I directors to serve on our Board of Directors for a term to expire at the third succeeding annual meeting (expected to be the 2009 annual meeting) and until their successors are elected and qualified.

2. Ratification of independent registered public accounting firm, PricewaterhouseCoopers LLP, for the 2006 fiscal year.

3. Such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 18, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors,

James A. Kirkland
Senior Vice President, Strategic Affairs,
General Counsel and Secretary

San Jose, California
April 28, 2006

IMPORTANT NOTICE

PLEASE VOTE YOUR SHARES PROMPTLY

COVAD COMMUNICATIONS GROUP, INC.
110 Rio Robles
San Jose, California 95134

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of Covad Communications Group, Inc., a Delaware corporation (“Covad”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on June 15, 2006, at 2:00 p.m. Pacific Time, at the Hyatt Regency in Santa Clara, California, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, holders of our common stock will be asked to vote upon: (i) the election of three Class I directors to serve for a term to expire at the third succeeding annual meeting; (ii) the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2006 fiscal year; and (iii) any other business that properly comes before the Annual Meeting, or any adjournments or postponements thereof.

The Annual Meeting will also be webcast over the Internet, available at www.covad.com/companyinfo.

This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about April 28, 2006. The address of our principal executive offices is 110 Rio Robles, San Jose, California 95134.

VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on April 18, 2006 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 290,929,237 shares of our common stock outstanding and entitled to vote, held of record by 17,540 stockholders.

Pursuant to our Bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the Record Date. For ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive office at 110 Rio Robles, San Jose, California 95134.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the Proxy Card and FOR the ratification of our independent registered public accounting firm for the 2006 fiscal year. The Board of Directors does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of Annual Meeting. As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes), the Proxy Card will confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Card in their discretion. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of Covad, 110 Rio Robles, San Jose, California 95134, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the Annual Meeting. Approval of our independent registered public accounting firm for the 2006 fiscal year requires the affirmative vote of a majority of the shares of common stock, represented in person or by proxy, and entitled to vote on the matter.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

Effect of “Broker Non-Votes”

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on and thus will have no effect on the outcome of such proposal.

Voting Electronically via the Internet or by Telephone

General Information for all Shares Voted Via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed Proxy Card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvote.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their Proxy Cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-690-6903 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on June 14, 2006. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) June 14, 2006. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than Covad’s Proxy Card. A number of banks and brokerage firms are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares via the Internet or by telephone. If your shares are held in an account with a bank or broker participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares via the Internet at ADP Investor Communication Services’ web site (www.proxyvote.com) or telephonically by calling the telephone number shown on the instruction form received from your broker or bank.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to Covad Communications Group, Inc., Attention: Director, Investor Relations, 110 Rio Robles, San Jose, California 95134, or contact our Investor Relations Department at (800) GO-COVAD.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission is available without charge upon written request to: Director, Investor Relations, Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134.

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

Our Board of Directors currently consists of eight directors. Our Amended and Restated Certificate of Incorporation and Bylaws provide for a classified board of directors, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified. This year the terms of our Class I directors, currently consisting of Larry Irving, Richard Jalkut and Daniel Lynch, will expire at the Annual Meeting. At the Annual Meeting, holders of common stock will be asked to vote on the election of three directors as Class I directors, whose current term will expire at our 2006 Annual Meeting.

The Board of Directors has nominated Larry Irving, Richard Jalkut and Daniel Lynch to serve as Class I directors for a three-year term that is expected to expire at Covad’s annual meeting in 2009, or until their earlier resignation or removal (“Board’s Nominees”). You can find the principal occupation and other information about the Board’s Nominees, as well as other Board members, below.

Three of the continuing directors are Class II directors, whose terms will expire at our 2007 annual meeting, and two of the continuing directors are Class III directors, whose terms will expire at our 2008 annual meeting.

The election of Class I directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s Nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s Nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. Except as described below, there are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
ELECTION OF LARRY IRVING, RICHARD JALKUT AND DANIEL LYNCH
AS CLASS I DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and current members of the Board of Directors by class, their ages as of April 1, 2006 and current positions with Covad. Biographical information for each nominee and/or director is provided below.

Nominees for Class I Directors

Name	Age	Position

Class I Directors (whose terms will expire (if elected) at the 2009 annual meeting):
Larry Irving(a)(b)	50	Director
Richard A. Jalkut(a)(b)	61	Director
Daniel C. Lynch(a)(c)	64	Director

Continuing Directors

Name	Age	Position

Class II Directors (whose terms expire at the 2007 annual meeting):
L. Dale Crandall(c)	64	Director
Lisa Hook(b)	48	Director
Robert Neumeister(c)	56	Director
Class III Directors (whose terms expire at the 2008 annual meeting):
Charles E. Hoffman(d)	57	President, Chief Executive Officer and Director
Charles McMinn	54	Chairman of the Board of Directors

(a)	Member of the Compensation Committee

(b)	Member of the Nominating and Corporate Governance Committee

(c)	Member of the Audit Committee

(d)	Member of the Management Compensation Committee

Biographies

Nominees for Class I Directors

Larry Irving has served as a member of our Board of Directors since April 2000. Mr. Irving has served as the President and CEO of the Irving Information Group, a strategic consulting firm, since October 1999. Prior to founding the Irving Information Group, Mr. Irving served for almost seven years as Assistant Secretary of Commerce for Communications and Information, where he was a principal advisor to the President, Vice President and Secretary of Commerce on domestic and international communications and information policy issues, including the development of policies related to the Internet and Electronic Commerce. Prior to joining the Clinton-Gore Administration, Mr. Irving served ten years on Capitol Hill, most recently as Senior Counsel to the U.S. House of Representatives Subcommittee on Telecommunications and Finance. He also served as Legislative Director, Counsel and Chief of Staff (acting) to the late Congressman Mickey Leland (D-Texas). During the previous four years, Mr. Irving was associated with the Washington, D.C. law firm of Hogan & Hartson, specializing in communications law, antitrust law and commercial litigation. Mr. Irving also serves as a director of Worldgate Communications, Aequus Technologies and Reliability First Corporation.

Richard A. Jalkut has served as a member of our Board of Directors since July 2002. Mr. Jalkut has more than 35 years of experience in the telecommunications industry, including extensive senior executive and start-up experience. He has been the President and CEO of TelePacific Communications, a Los Angeles-based competitive local exchange carrier, since March 2002, and also serves on its Board of Directors. Prior to joining TelePacific, he was President and CEO of Pathnet Telecom from September 1997 to August 2001. Mr. Jalkut spent 32 years with NYNEX where he served as the President and CEO. He is also a member of the board of directors of HSBC-USA and IKON Office Solutions.

Daniel C. Lynch is a private investor.  He has served as a member of our Board of Directors since April 1997. From December 1990 to December 1995, he served as chairman of the board of directors of Softbank Forums, a provider of education and conference services for the information technology industry. Mr. Lynch founded Interop Company in 1986, which is now a division of the successor to Softbank Forums, Key3Media. Mr. Lynch is a member of the Association for Computing Machinery and the Internet Society. He is also a member of the Board of Trustees of the Santa Fe Institute and the Bionomics Institute. He previously served as Director of the Information Processing Division for the Information Sciences Institute in Marina del Rey, California, where he led the Arpanet team that made the transition from the original NCP protocols to the current TCP/ IP based protocols. Mr. Lynch previously served as a member of the board of directors of UUNET Technologies, Inc., from April 1994 until August 1996 and is a director of Maxager Technology.

Continuing Directors

L. Dale Crandall has served as a member of our Board of Directors since June 2002. Mr. Crandall also chairs the Audit Committee of our Board of Directors. Mr. Crandall previously served in various management positions with Kaiser Foundation Health Plan, Inc. and Hospitals, including President and Chief Operating Officer from March 2000 until his retirement in June 2002, and Senior Vice President, Finance and Administration, from June 1998 until March 2000. Prior to joining Kaiser, he served as Executive Vice President, Chief Financial Officer and Treasurer of APL Limited from April 1995 until February 1998. From 1963 to 1995, Mr. Crandall was employed by PricewaterhouseCoopers, LLP where his last position was Southern California Group Managing Partner. He is also a member of the board of directors of Union Bank of California, Dodge & Cox Funds, Coventry Health Care, Inc., Ansell Limited, BEA Systems, Inc., Captara Corporation and UGS Corporation.

Charles E. Hoffman has served as our President and Chief Executive Officer and as a Director since June 2001. Mr. Hoffman previously served as President and Chief Executive Officer of Rogers Wireless, Inc. from January 1998 to June 2001. From 1996 to 1998 he served as President, Northeast Region for Sprint PCS. Prior to that, he spent 16 years at SBC from 1980 to 1996 in various senior positions, including Vice President and General Manager, President and General Manager, Director General, Telcel and Managing Director, International. He is also a member of the board of directors of Chordiant Software Inc. and Visage Mobile.

Lisa Hook has served as a member of our Board of Directors since October 2005. Ms. Hook is the President and Chief Executive Officer of SunRocket and has served in that role since March 2006. From April 2002 to December 2004, Ms. Hook served as President of AOL Broadband, Premium and Developer Services and from April 2000 to April 2002. Ms. Hook served as President of AOL Anywhere, which provided AOL’s wireless, devices and voice services. Prior to joining AOL in 2000, Ms. Hook was a partner at Brera Capital Partners LLC, a private equity firm focused on media and telecommunications. Ms. Hook also served in a variety of executive roles with Time Warner Inc., including as Executive Vice President and Chief Operating Officer of Time Warner Telecom. Ms. Hook also serves on the Board of Directors of Reed Elsevier.

Charles McMinn is one of our founders and has been the Chairman of the Board of Directors since October 2000. Mr. McMinn previously served as our Chairman of the Board of Directors from July 1998 to September 1999. He served as our President, Chief Executive Officer and as a member of the Board of Directors from October 1996 to July 1998. Mr. McMinn has over 20 years of experience in creating, financing, operating and advising high technology companies. From November of 1999 to October 2000, Mr. McMinn served as Chief Executive Officer and is a founder of Certive Corporation. From July 1995 to October 1996, and from August 1993 to June 1994, Mr. McMinn managed his own consulting firm, Cefac Consulting, which focused on strategic consulting for information technology and communications businesses. From June 1994 to November 1995, he served as Principal, Strategy Discipline, at Gemini Consulting. From August 1992 to June 1993, he served as President and Chief Executive Officer of Visioneer Communications, Inc. and from October 1985 to June 1992 was a general partner at InterWest Partners, a venture capital firm. Mr. McMinn began his Silicon Valley career as the product manager for the 8086 microprocessor at Intel. He is also a member of the board of directors of Vineyard 29, LLC, the St. Helena Hospital Foundation and Appellation St. Helena.

Robert Neumeister has served as a member of our Board of Directors since April 2006. Mr. Neumeister is the Executive Vice President and Chief Financial Officer at Linux Networx. He previously served as Executive Vice President and Chief Financial Officer of DexMedia, Inc., a position he held from December 2002 through October 2005. Mr. Neumeister also served as Chief Financial Officer of Prolexis Systems, Inc. from October 2001 to December 2002, and as Chief Financial Officer of Aerie Networks, Inc. from January 2000 to September 2001. Mr. Neumeister was a Vice President of Finance and a Director of Finance with Intel Corporation from December 1998 to December 1999, where he provided the primary financial support for the operating units of the company. From 1995 to 1998, Mr. Neumeister also served as a Vice President and Director of Finance at Sprint PCS. Mr. Neumeister also spent over 15 years with Nortel Networks, Inc., in a variety of financial positions. Mr. Neumeister also serves on the Board of Directors of VA Software Corporation and Symmetricom, Inc.

Involvement in Certain Legal Proceedings — Directors

On August 15, 2001, we filed a voluntary petition (the “Petition”) under Chapter 11 of the United States Bankruptcy Code for the purpose of confirming our pre-negotiated First Amended Plan of Reorganization, as modified on November 26, 2001 (the “Plan”), with the majority holders of our senior notes. The Petition was filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and was assigned Case No. 01-10167 (JJF). Our operating subsidiaries did not commence bankruptcy proceedings and continued to operate in the ordinary course of business. On December 13, 2001, the Bankruptcy Court entered an order confirming the Plan and, on December 20, 2001, the Plan was consummated and we emerged from bankruptcy. Under the Plan, we were able to retire approximately $1.4 billion in aggregate face amount of outstanding notes in exchange for a combination of approximately $271.7 million in cash and approximately 35.3 million common shares, or 15% of the reorganized company. We also settled other claims against the company as part of our reorganization. Messrs. Hoffman, McMinn, Irving and Lynch were directors of Covad at the time the Petition was filed.

Board Meetings, Committees and Corporate Governance

The Board of Directors had twelve meetings during the 2005 fiscal year and acted by unanimous written consent on three other occasions. During 2005, each incumbent director attended at least 75% of the aggregate number of (i) the meetings of the Board of Directors and (ii) the meetings of the committees on which he or she served (during the periods that he or she served). Our Board of Directors has determined that all of our Board members other than Mr. Hoffman and Mr. McMinn are independent, as defined in the American Stock Exchange listing standards.

Our Board of Directors has established four committees of the Board that are currently in place: the Audit Committee, Compensation Committee, Management Compensation Committee and Nominating and Corporate Governance Committee.

The Audit Committee currently consists of three of our outside directors, Messrs. Crandall, Lynch and Neumeister, with Mr. Crandall serving as the chairperson. The Board of Directors has determined that Mr. Crandall is an “audit committee financial expert” as described in applicable SEC rules. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the American Stock Exchange listing standards. Hellene Runtagh served as a member of the Audit Committee during 2005 but resigned from the Board in March 2006.

The Audit Committee is responsible for oversight of our financial reporting process and internal audit function. The Audit Committee also monitors the work of management and our independent registered public accounting firm and their activities with respect to our financial reporting process and internal controls.

The Audit Committee met ten times during the 2005 fiscal year, including meetings with our independent registered public accounting firm to review our quarterly and annual results. The Audit Committee operates pursuant to the Audit Committee Charter, which was amended and restated on February 23, 2005.

The Compensation Committee currently consists of three of our outside directors, Messrs. Irving, Jalkut and Lynch. Each member of the Compensation Committee is an independent director, as defined in the American Stock Exchange listing standards, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The primary responsibilities of the Compensation Committee include:

•	reviewing and determining the compensation policy for our executives and other employees as directed by the Board of Directors;

•	reviewing and determining all forms of compensation to be provided to our executive officers; and

•	unless otherwise directed by the Board, administering our equity-based compensation plans.

The Compensation Committee met ten times during the 2005 fiscal year and acted by unanimous written consent on three other occasions. Hellene Runtagh served as a member of the Compensation Committee during 2005 and until she resigned from the Board in March 2006. Mr. Jalkut was appointed as a member of the Compensation Committee in April 2006.

The Nominating and Corporate Governance Committee currently consists of three of our outside directors, Messrs. Irving and Jalkut and Ms. Hook. Each member of the Nominating and Corporate Governance Committee is independent, as defined in the American Stock Exchange listing standards. The Nominating and Corporate Governance Committee operates pursuant to its charter. The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	proposing nominees for election as directors;

•	performing board appraisals and formulating performance standards; and

•	conducting oversight of corporate governance matters.

The Nominating and Corporate Governance Committee met two times during the 2005 fiscal year.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134. The recommendation must be submitted no later than the 120th calendar day before the calendar day that we mailed our proxy statement to stockholders in connection with the previous year’s annual meeting. Candidate recommendations must be accompanied by personal information of the candidate, including the candidate’s current employment and employment history for the past five years, any other public company board of directors on which the candidate serves, and any relationship of the candidate with Covad or any party who does business with Covad. A stockholder recommending a candidate may also be required to submit additional information as determined by the Corporate Secretary and as necessary to satisfy the Securities Exchange Commission or American Stock Exchange rules. Candidates for the Board of Directors are selected for their character, judgment, diversity of experience, acumen and their ability to act on behalf of stockholders. The Nominating and Corporate Governance Committee generally expects that the Board, ideally, will have competency in the following areas (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) strategic planning; (vii) crisis management; (viii) corporate governance; and (ix) risk management. Committee requirements are also taken into consideration in evaluating potential nominees. The Nominating and Corporate Governance Committee may from time to time propose to the Board more formal minimum requirements for Board membership. Final approval of nominees to be presented for election is determined by the full Board.

The Nominating and Corporate Governance Committee recommended to the Board in 2005 that Ms. Hook be nominated to serve as a Class II director, and the Board appointed her as a Class II director in October 2005. The Nominating and Corporate Governance Committee also recommended to the Board in 2006 that Mr. Neumeister be nominated to serve as a Class II director and the Board appointed him as a Class II director in April 2006.

We also have a Management Compensation Committee, which consists solely of one inside director, Mr. Hoffman. The Management Compensation Committee reviews and determines the compensation policy for employees other than our executive officers and directors and reviews and determines all forms of compensation for such employees.

The Board has designated Mr. Jalkut as its lead independent director. The lead independent director presides at all meetings of the Board at which the Chief Executive Officer and Chairman are not present, including executive sessions of non-management or independent directors. This director also calls meetings of the independent or non-management directors and provides agendas for such meetings. In addition, he serves as liaison between the Chief Executive Officer and the independent and non-management directors and provides input regarding information sent to the Board. He also provides input regarding meeting agendas for the Board, consults with the committee chairs regarding agendas of committee meetings, provides advice with respect to the selection of committee chairs, interviews Board candidates and makes recommendations to the Nominating and Corporate Governance Committee. He may also perform other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Communications with Directors

Shareholders and employees may communicate with the Board by sending an email to directors@covad.com, or by sending written correspondence to: Board of Directors, Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134.

We encourage directors to attend our annual meetings of stockholders but do not require attendance. Our 2005 annual meeting was attended by Messrs. Hoffman, Jalkut and McMinn and Ms. Runtagh.

Director Compensation

Non-employee directors received the following compensation in 2005:

•	An annual retainer of $25,000 is paid to each director in two equal cash payments every six months. During the 2005 fiscal year, we also paid additional retainers of $30,000 to our lead independent director, $15,000 to the Chairperson of our Audit Committee, $7,500 to the Chairperson of our Compensation Committee and $5,000 to members of our Audit Committee other than the Chairperson;

•	For each Board meeting that a director attends, we pay a $1,000 fee;

•	For each Committee meeting that a director attends on a day when there is no Board meeting, we pay a fee of $1,000. We also pay a fee of $500 for Committee meetings that are on the same day as a Board meeting;

•	Each new director receives an initial stock option grant to purchase 60,000 shares of our common stock, and each ongoing director receives an annual grant of an option to purchase 30,000 shares of our common stock, which vests in equal monthly installments over one year;

•	Each member of our Audit Committee, other than the Chairperson, receives an initial stock option grant to purchase 10,000 shares of our common stock when he or she is first appointed to the Audit Committee; thereafter, each such member receives an annual grant of an option to purchase 5,000 shares of our common stock;

•	The Chairperson of our Audit Committee receives an initial option to purchase 15,000 shares of our common stock when appointed to the Audit Committee; thereafter, the Chairperson receives an annual grant of an option to purchase 10,000 shares of our common stock for continued service; and

•	The above referenced annual grants of options to Audit Committee members and the Chairperson of the Audit Committee vest in equal monthly installments over one year.

The exercise price for each of these stock options is set at the market price on the grant date, and except where noted above, each option vests in equal monthly installments over a period of four years.

In February 2003, each member of our Board of Directors received a one-time grant of an option to purchase 45,000 shares of our common stock at an exercise price equal to $1.28 per share, the market price on February 5, 2003, the date of grant. These options vest monthly over three years.

In January 2001, each member of the Board of Directors received a one-time stock option grant to purchase 50,000 shares of our common stock at $2.56 per share, the market price on January 23, 2001, the grant date. These options vested monthly over four years. Mr. McMinn, who as a new director received a stock option grant to purchase 60,000 shares of our common stock at $2.56 per share, the market price on January 23, 2001, the grant date, did not receive the January 2001 grant.

Stock Ownership Guidelines

The Board of Directors believes that directors more effectively represent our shareholders, whose interests they are charged with protecting, if they are shareholders themselves. The Board adopted guidelines as recommended minimums for stock ownership by directors in 2003 and believes it is good practice to periodically review the guidelines and revise them, if appropriate. Therefore, within three years of joining the Board, outside directors should own Covad Common Stock equal in value to three times the annual cash Board retainer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Irving, Jalkut and Lynch, each of whom is a non-employee director. No member is or has been an officer or employee of Covad or any of its subsidiaries and there are no other relationships between committee members and Covad or any other company that are required to be disclosed under this caption by the regulations of the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2005.

Executive Officers

Our executive officers, their positions, and their respective ages, as of April 1, 2006, are:

Name	Age	Position

Charles E. Hoffman	57	President and Chief Executive Officer
James A. Kirkland	46	Senior Vice President, General Counsel and Secretary
David McMorrow	39	Executive Vice President, Sales
Christopher Dunn	35	Senior Vice President and Chief Financial Officer

Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See “Executive Compensation.” Biographical information for Mr. Hoffman is provided above. See “— Information Regarding Our Nominees and Directors.”

Chris Dunn joined Covad in May 2005 as our Vice President, Financial Planning and Analysis and was promoted to Senior Vice President and Chief Financial Officer in November 2005. Prior to joining Covad, Mr. Dunn served as Chief Operating Officer and Chief Financial Officer of Santa Cruz Networks, Inc., a privately-held company providing voice, video and data over IP solutions. Mr. Dunn joined Santa Cruz Networks as Vice President of Finance in July 2003, was promoted to Vice President of Finance and Operations in September 2003 and was promoted to Chief Operating Officer and Chief Financial Officer in January 2004, where he served until April 2005. Mr. Dunn previously served as Director of Business Risk Management and Director of Corporate Development at UnitedHealth Group, a publicly traded health care corporation, from October 2002 to July 2003. Prior to that, Mr. Dunn held positions at Pacific Venture Capital, LLC, a wholly-owned subsidiary of PG&E Corporation, and PG&E Corporation. Mr. Dunn joined Pacific Venture Capital as a Principal in January 2000, was promoted to Director in November 2000 and was brought into PG&E Corporation as Director of Strategic Planning and Corporate Development in January 2002, where he served until October 2002.

James A. Kirkland joined Covad in October 2003 as our General Counsel and Senior Vice President. Prior to joining Covad, Mr. Kirkland served as General Counsel and Senior Vice President of Spectrum Development for Clearwire Technologies, Inc. from April 2001 to October 2003. Prior to joining Clearwire, Mr. Kirkland was a member of the law firm of Mintz Levin Cohn Ferris Glovsky & Popeo, P.C, where he had practiced since September 1984. He is also a member of the board of directors of the Information Technology Association of America ( ITAA), a trade association serving the information technology industry.

David McMorrow joined Covad in 1998 as our Vice President of Sales, Eastern Region, was made Senior Vice President, Strategic Development, in May 2002 and became our Executive Vice President, Sales, in January 2004.

Involvement in Certain Legal Proceedings — Executive Officers

See “Information Regarding Our Nominees and Directors — Involvement in Certain Legal Proceedings — Directors” above for information relating to our legal proceedings. Mr. Hoffman was an executive officer at the time of the filing of Chapter 11 proceeding in 2001.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers (collectively, the “Named Executive Officers”) during the fiscal year ended December 31, 2005.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Restricted	Securities
	Fiscal			Other	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards ($)	Options/SARs (#)	Compensation(2)

Charles E. Hoffman	2005	$550,000	$289,385	—	—	700,000	$774
President and Chief Executive Officer	2004	$542,308	$444,370	—	—	625,000	$774
	2003	$500,004	$733,593	—	—	625,000	$428
David McMorrow	2005	$245,961	$106,070	—	—	200,000	$1,124	(10)
Executive Vice President, Sales	2004	$226,615	$86,385	—	—	150,000	$161
	2003	$190,000	$153,910			91,000	157
Patrick J. Bennett(3)	2005	$285,000	$114,972	—	—	100,000	$774
Executive Vice President	2004	$285,000	$111,490	—	—	100,000	$774
	2003	$285,000	$194,216	—	—	98,000	$774
P. Michael Hanley(4)	2005	$303,958	$103,119	—	—	200,000	$5,547	(8)
Chief Operating Officer	2004	$271,154	$105,477	—	—	150,000	$270
	2003	$229,231	$163,176	—	—	98,000	$270
Andrew S. Lockwood(5)	2005	$256,846	$87,301	—	—	—	$15,879	(9)
Executive Vice President,	2004	$254,808	$89,142	—	—	100,000	$260
Strategic Development	2003	$265,000	$150,418	—	—	98,000	$270
Christopher Dunn(6)	2005	$122,030	$31,568	—	—	165,000	$98
Senior Vice President and
Chief Financial Officer
James A. Kirkland(7)	2005	$238,462	$102,684	—	—	100,000	$3,611	(11)
Senior Vice President,	2004	$230,000	$89,974	—	—	150,000	$43,358	(12)
Strategic Affairs, General Counsel	2003	$35,385	$32,589	—	—	125,000	$24,858	(13)
and Secretary

(1)	The perquisites and other personal benefits, securities or property do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(2)	Except as otherwise noted, the dollar amount represents premium payments the Company made for these executives’ term life insurance.

(3)	Mr. Bennett left Covad in January 2006.

(4)	Mr. Hanley left Covad in February 2006.

(5)	Mr. Lockwood left Covad in February 2006.

(6)	Mr. Dunn joined Covad in May 2005 and was promoted to Senior Vice President and Chief Financial Officer in November 2005.

(7)	Mr. Kirkland joined Covad in October 2003.

(8)	Amount includes $5,277 for imputed income for domestic partner health insurance, as well as $270 for term life insurance.

(9)	Amount includes $15,594 for short term disability payment, as well as $285 for term life insurance.

(10)	Amount includes $962 for bereavement leave payment, as well as $162 for term life insurance.

(11)	Amount includes $3,341 for life insurance, as well as $270 for term life insurance.

(12)	Amount includes $37,625 for moving expenses, $5,463 for life insurance, as well as $270 for term life insurance.

(13)	Amount includes $24,830 for moving expenses, as well as $28 for term life insurance.

Option/ SAR Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted to Named Executive Officers during the fiscal year ended December 31, 2005.

			Percent of Total			Potential Realizable
	Number of		Options			Value at Assumed Annual
	Securities		Granted to			Rates of Stock Price
	Underlying		Employees in	Exercise		Appreciation for
	Options		Fiscal	Price	Expiration	Option Term ($)(3)
Name	Granted (#)		2005 (%)(2)	per Share	Date	5%	10%

Charles E. Hoffman	700,000	(1)	9.77%	$1.540	02/23/13	$514,697	$1,232,789
David McMorrow	100,000	(1)	1.40%	$1.540	02/23/13	$73,528	$176,113
	100,000	(1)	1.40%	$1.320	06/24/13	$63,024	$150,954
Patrick J. Bennett	100,000	(1)	1.40%	$1.540	02/23/13	$73,528	$176,113
P. Michael Hanley	100,000	(1)	1.40%	$1.540	02/23/13	$73,528	$176,113
	100,000	(1)	1.40%	$1.320	06/24/13	$63,024	$150,954
Andrew S. Lockwood	—
Christopher Dunn	40,000	(1)	0.56%	$1.260	05/31/13	$24,064	$57,637
	125,000	(1)	1.75%	$0.730	11/11/13	$43,568	$104,352
James Kirkland	100,000	(1)	1.40%	$1.540	02/23/13	$73,528	$176,113

(1)	The material terms of the option grants are as follows: (i) the options consist of qualified and nonqualified stock options; (ii) all have an exercise price equal to the fair market value on the date of grant; (iii) grants have an eight-year term and become exercisable over a four-year period (for example, grants of initial stock options to new employees typically vest at a rate of 25% of the option shares on the twelve-month anniversary of the grant date with the remainder vesting in 36 equal monthly installments); (iv) the options are not transferable; and (v) all options are otherwise subject to the terms and provisions of our 1997 Stock Plan.

(2)	Based on options covering an aggregate of 7,161,631 shares we granted during 2005 pursuant to our 1997 Stock Plan.

(3)	These amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The potential realizable values are calculated by assuming our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the granted options. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock price growth.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Year-End Option/ SAR Values

The following table sets forth information with respect to the exercise of stock options during the year ended December 31, 2005 and the number and year-end value of shares of our common stock underlying the unexercised options held by the Named Executive Officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares	Value	Options at		In-the-Money Options at
	Acquired on	Realized	December 31, 2005		December 31, 2005 ($)(2)
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles E. Hoffman	—	—	4,117,708	182,292	$329,000	$—
David McMorrow	—	—	377,613	111,043	$14,088	—
Patrick J. Bennett	50,000	$35,500	427,583	20,417	$75,000	$—
P. Michael Hanley	—	—	540,083	107,917	$62,000	$—
Andrew S. Lockwood	—	—	344,249	53,751	$—	$—
Christopher Dunn	—	—	2,604	162,396	$651	$30,599
James A. Kirkland	—	—	375,000	—	$—	$—

(1)	Value represents the fair market value at exercise minus the exercise price.

(2)	Value represents the difference between the exercise price and the market value (i.e., closing price) of common stock of $0.98 December 31, 2005. An option is “in-the-money” if the market value of the common stock exceeds the exercise price.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of December 31, 2005.

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan Category	and Rights	and Rights	in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	24,837,903	$4.9557	20,487,955
Equity compensation plans not approved by security holders(2)	135,386	$3.4705	266,225
Total	24,973,289	$4.9590	20,754,180

(1)	These plans consist of the 1997 Stock Plan and the 2003 Employee Stock Purchase Plan. The 1997 Stock Plan provides for the grant of stock purchase rights and options to purchase shares of common stock to employees and consultants from time to time as determined by Covad’s board of directors. The number of shares that may be issued under the 1997 Stock Plan is subject to an annual increase to be added on the first day of Covad’s fiscal year equal to the lesser of (a) 3% of the outstanding shares of Covad’s stock on such date or (b) an amount determined by the Board. The 2003 Employee Stock Purchase Plan allows employees to purchase shares of Covad’s common stock at a discount from the market prices during set purchase periods. The number of shares that may be issued under the 2003 Employee Stock Purchase Plan is subject to an annual increase to be added on January 1 of each year equal to the lesser of either (a) 2% of the outstanding shares of Covad’s stock on such date, (b) 7 million shares or (c) an amount determined by a committee of the Board. Securities available for future issuance under Covad’s 2003 Employee Stock Purchase Plan are included in column (c) but are not included in columns (a) and (b) because the amount and price of securities purchased in an offering period are determined at the end of such offering period. Covad’s next offering period ends in June 2006. The number of shares remaining available for future grant includes 9,036,960 shares under our 2003 Employee Stock Purchase Plan.

(2)	These plans consist of the LaserLink.Net, Inc. 1997 Stock Plan, the BlueStar Communications Group, Inc. 2000 Stock Incentive Plan and the GoBeam, Inc. 2000 Employee and Consultant Equity Incentive Plan, all of which were assumed by Covad in connection with the acquisitions of each company and are described in Note 13 of the Financial Statements included in our annual report on Form 10-K, which was enclosed with this proxy statement. Covad does not intend to grant additional options under these plans.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

With respect to all options granted under our 1997 Stock Plan, in the event that we merge with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of our capital stock, or the sale of all or substantially all of our assets, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options.

In May 2001, we entered into a written employment agreement with Charles E. Hoffman, our President and Chief Executive Officer. Mr. Hoffman was to receive compensation in the form of a $500,000 annual base salary and a targeted bonus of $375,000, or 75% of his annual base salary, if he attained specified performance goals. This targeted bonus amount was increased to 100% of his annual base salary beginning in 2003. Mr. Hoffman received merit increases of $50,000 in February 2004 and $20,000 in April 2006, bringing his annual base salary to $570,000. In the event that Mr. Hoffman is terminated without cause (“cause” generally means conviction of a felony, habitual neglect of duties after warning, or engaging in serious misconduct affecting credibility or reputation), we have agreed to pay his salary for an additional year from his termination date, provided that he does not become employed by one of our competitors. Mr. Hoffman has agreed to be bound by customary confidentiality provisions.

We originally adopted our Executive Severance Plan (the “Plan”) in 2003, and the Plan was scheduled to expire on December 31, 2004. On October 1, 2004, our Compensation Committee amended the Plan and extended it until December 31, 2007. The amended Plan continues to provide that upon notice prior to December 31, 2007 of termination of service, covered executives will generally receive an amount equal to six months of their salaries unless they are terminated for cause or uncorrected performance deficiencies (as defined in the Plan).

We have entered into Change-in-Control Agreements with all of our executive officers that provide each covered executive with specific additional rights and additional benefits. Upon the termination of a covered executive’s employment under certain circumstances following a change-in-control, the executive will be entitled to receive special termination benefits, including a lump sum payment equal to three years (for our CEO), two years (for our executive officers other than our CEO) or one year (for other designated key employees), of base salary and target bonus. The special termination benefits are generally payable if we terminate the executive without cause (“cause” generally means conviction of a crime with premeditation, serious misconduct involving dishonesty in the course of employment, or habitual neglect of duties after warning) within either one year or two years following a change-in-control (depending on the covered executive’s position with us). The special benefits are also payable if the executive resigns as a result of specified actions taken by us (including a significant reduction in the executive’s compensation or responsibilities or a change in the executive’s job location) within either two years (for our CEO and other executive officers) or one year (for other designated key employees) following a change-in-control (depending on the covered executive’s position with us). The agreement with our chief executive officer further provides that special termination benefits are also payable upon voluntary termination of employment for any reason during the 30-day period following the first anniversary of the date of the change-in-control.

In addition, in certain circumstances where a payment or distribution by us to an executive officer is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a payment on an after-tax basis equal to the excise tax imposed.

Limitation on Liability and Indemnification Matters

Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law, and our Bylaws provide that we will indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by law. We also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. Our Board of Directors believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of Messrs. Irving, Jalkut and Lynch, each of whom is an independent director as defined in the American Stock Exchange listing standards. During 2005, the Compensation Committee consisted of Messrs. Irving and Lynch and Ms. Runtagh; however, Ms. Runtagh resigned as a director in March of 2006. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee sets, reviews and determines our executive compensation policy and administers our 1997 Stock Plan and 2003 Employee Stock Purchase Plan. The Compensation Committee approves and recommends all stock option grants to executive officers, all base salaries to executive officers and any individual performance-based cash bonus payments to executive officers.

Compensation Philosophy

Our overall compensation philosophy is to link total compensation with long-term performance based on our goal of delivering profitable growth and being the highest quality provider of broadband and related services in the nation. Since we operate in a competitive and rapidly changing technology and telecommunications industry, the Compensation Committee believes that compensation programs for the executive officers should be designed to attract, reward, motivate and retain talented executives.

Our cash compensation package for our executive officers consists of two components: (1) base salary and (2) performance-based bonuses. Base salary and performance bonuses are intended to reward near-term success in our path to profitability while using stock options to promote stock ownership and provide executives with a significant stake in our long-term performance and success. In light of this, the total compensation positioning of our executive officers is routinely compared with those of other similar technology and telecommunications companies and is adjusted to be competitive.

The Compensation Committee uses the services of Hewitt Associates (“Hewitt”), an executive compensation-consulting firm, to perform competitive peer analysis. The Compensation Committee worked jointly with Hewitt to identify a group of peer companies based on market capitalization, geographic location, performance and similarity in lines of business.

Base Salary

Our policy is to target base salary levels at the median of our peer companies in the technology and telecommunications market. Initially, the base salaries of executive officers are determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer companies in the technology and telecommunications market. The Compensation Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions, individual performance and responsibility, prior experience and salary history.

In February of 2005, the Compensation Committee approved annual base salary increases for 2005 of $11,000 for Mr. Hanley, $20,000 for Mr. McMorrow and $10,000 for Mr. Kirkland, which increased their total base salaries to $286,000, $250,000 and $240,000, respectively. In June of 2005, the Compensation Committee approved a base salary increase of $39,000 for Mr. Hanley in connection with his promotion to Chief Operating Officer, which increased his total base salary to $325,000.

In February of 2006, the Compensation Committee approved annual base salary increases for 2006 of $30,000 for Mr. Dunn and $10,000 for Mr. Kirkland, which increased their total base salaries to $260,000 and $250,000, respectively.

Bonuses

Our executive officers were eligible for quarterly and annual cash bonuses in 2005. Our policy is to target the sum of these quarterly and annual cash bonuses at the 75th percentile of our peer companies in the technology and telecommunications market because our bonus plan is based on financial targets and metrics that represent a significant improvement from current results. The actual amount of quarterly bonuses depends on our quarterly performance and whether we achieve certain financial targets and other metrics, which are based on the targets that are set forth in our operating plan, as approved by the Board of Directors. Annual bonuses are based on each executive’s individual performance as well as our performance relative to our competitors. The targeted sum of the quarterly and annual bonuses was: (i) 100% of base salary for our Chief Executive Officer; (ii) 70% of base salary for our Chief Operating Officer; and (iii) 60% of base salary for our other executive officers.

In 2005, quarterly cash bonuses were paid out at 102% of target in the first quarter, 92% of target in the second quarter and 78% of target in the third quarter because the required performance targets were met and, in some cases, exceeded. Quarterly bonuses were not paid in the fourth quarter because we did not achieve the minimum quarterly performance targets.

In February 2006, the Committee considered annual bonuses for 2005 for the executive officers, other than our Chief Executive Officer, based on appraisals of each executive’s performance and achievement of goals and objectives established by our Chief Executive Officer and our overall performance in relation to our operating plan and our competitors and peer companies in the technology and telecommunications market. The Committee also considered several additional factors, including the total cash compensation necessary to meet the objectives of hiring and retaining top executive talent. The Committee determined that based on these quantitative and qualitative factors that annual bonuses should be paid to these executive officers. The Committee also took the performance evaluations of the executive officers into consideration in setting the amount of those bonuses.

The following table lists the aggregate bonuses for our Named Executive Officers for 2005:

Name	Bonus Compensation

Charles E. Hoffman	$289,385
David McMorrow	$106,070
Patrick J. Bennett(1)	$114,972
P. Michael Hanley(2)	$103,119
Andrew S. Lockwood(3)	$87,301
Christopher Dunn(4)	$31,658
James A. Kirkland	$102,684

(1)	Mr. Bennett left Covad in January 2006.

(2)	Mr. Hanley left Covad in February 2006.

(3)	Mr. Lockwood left Covad in February 2006.

(4)	Mr. Dunn joined Covad in May 2005 and was promoted to Senior Vice President and Chief Financial Officer in November 2005.

Our executive officers are eligible for semi-annual and annual cash bonuses in 2006, based on a bonus plan the Compensation Committee approved in March 2006. The amount of the semi-annual and annual bonuses depends on whether we achieve certain financial targets, which metrics are based on the targets that are set forth in our annual budget, as approved by the Board of Directors. The targeted sum of the semi-annual and annual bonuses is (i) 100% of base salary for our Chief Executive Officer; (ii) 70% of base salary for our Executive Vice President, Sales; and (iii) 60% of base salary for each of our Chief Financial Officer and our Senior Vice President, Strategic Development, and General Counsel.

Long-Term Incentive Awards

Under our 1997 Stock Plan, stock options may be granted to executive officers and other employees. Upon joining Covad, an individual’s initial option grant is based upon the individual’s responsibilities and position. The size of subsequent stock option awards, if any, are based primarily on an individual’s performance and responsibilities. Because of the competitive nature of the technology and telecommunications industry in which we compete, the Compensation Committee believes stock option grants are an effective method of structuring executive compensation to focus on a longer term view of our performance and to help to ensure that the interests of executives and stockholders are aligned. The number of shares subject to each stock option granted to executive officers is within the discretion of the Committee and is based on each executive’s position within Covad, past performance, anticipated future contributions, and prior option grants. During 2005, executive officers received options to purchase 1,465,000 shares of common stock in the aggregate, including options to purchase 200,000 shares granted to Mr. Hanley and 100,000 shares to Mr. Bennett, both of whom subsequently departed from Covad. During 2006, options to purchase up to 100,000 shares of common stock have been granted to each of Messrs. Dunn, Kirkland and McMorrow.

Chief Executive Officer Compensation

Mr. Hoffman’s annual base salary and targeted annual bonus is determined using the same methodology used for our other executive officers, as described above.

Using this methodology, in February of 2005 the Committee determined that Mr. Hoffman’s 2005 base salary would remain unchanged from 2004 at $550,000. This placed Mr. Hoffman’s base salary slightly above the median of base salaries paid by those companies selected for peer comparison.

In February 2005, the Committee granted Mr. Hoffman an option to purchase up to 700,000 shares of common stock vesting over four years (otherwise subject to the terms and provisions of our 1997 Stock Plan). In granting this option, the Committee reviewed Mr. Hoffman’s outstanding options, the number of shares of common stock Mr. Hoffman already owned and Covad’s performance in 2004, as well as a comparison to peer companies. In April 2006, the Committee granted Mr. Hoffman an option to purchase up to 625,000 shares of common stock vesting over four years (otherwise subject to the terms and provisions of our 1997 Stock Plan).

For 2005, Mr. Hoffman’s targeted sum of his quarterly and annual bonuses was 100% of his annual base salary. Quarterly cash bonuses of $103,569, $93,415 and $92,400 were paid to Mr. Hoffman in the first, second and third quarters of 2005, respectively. As with our other executive officers, these quarterly bonuses represented 102% of target in the first quarter, 92% of target in the second quarter and 78% of target in the third quarter because the required performance targets were met and, in some cases, exceeded. Also as with our other executive officers, no quarterly bonus was paid in the fourth quarter because we did not achieve the quarterly performance targets.

In April of 2006, the Committee considered our Chief Executive Officer’s annual bonus for 2005 based on their appraisal of his performance in comparison to the objectives the Board established for 2005. The Committee also compared our overall performance to our operating plan and the performance of our competitors and peer companies. The Committee also considered several additional factors, including the total cash compensation necessary to meet the objectives of hiring and retaining top executive talent. Based on these factors, the Committee determined that Mr. Hoffman would not receive a year-end individual performance bonus for 2005. The sum of Mr. Hoffman’s quarterly bonuses was $289,385, which represented approximately 52.6% of his base salary for fiscal year 2005. Mr. Hoffman also received the benefit of term life insurance, whose premiums were paid by Covad. The Committee also reviewed Mr. Hoffman’s base salary for 2006 and approved an increase of $20,000, for a total base salary of $570,000. On the same date, the Board of Directors approved a target one-time bonus of $50,000 to be paid to Mr. Hoffman, in addition to the bonus target amount approved by the Compensation Committee as described above, if we meet certain financial targets described in our bonus plan for the first two quarters of 2006.

Compliance with Internal Revenue Code Section 162(m)

The Compensation Committee considered the potential impact of Section 162(m) of the Code and the regulations thereunder. Section 162(m) and related regulations disallow a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The regulations exclude from this limit performance-based compensation and stock options that satisfy specified requirements, such as stockholder approval. The Compensation Committee’s policy is to qualify its executive officers’ compensation for deductibility under applicable tax laws to the extent practicable and consistent with our compensation objectives.

Income related to stock options granted under the 1997 Stock Plan generally qualifies for an exemption from these restrictions as performance-based compensation. Other compensation paid to the executive officers for 2005 (other than our Chief Executive Officer) did not approach the $1,000,000 limit per officer and is unlikely to do so in the foreseeable future. The Compensation Committee will consider appropriate actions should the individual non-option related compensation of any executive officer ever approach the $1,000,000 level. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

Review of all Components of Executive Compensation

The Committee has reviewed all components of our Chief Executive Officer and our four other most highly compensated executive officers’ compensation, including salary, bonus, equity compensation and the projected payout obligations under the executive officers’ change-in-control agreements.

Based on this review, the Committee finds our Chief Executive Officer’s and our four other most highly compensated executive officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

Submitted by the Compensation Committee of
the Board of Directors,

Larry Irving
Daniel C. Lynch

April 28, 2006

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of Messrs. Crandall, Lynch and Neumeister, each of whom is an independent director, as independence for audit committee members is defined in the American Stock Exchange’s listing standards. During 2005, the Audit Committee consisted of Messrs. Crandall and Lynch and Ms. Runtagh; however, Ms. Runtagh resigned as a director in March of 2006.

As members of the Audit Committee for the 2006 fiscal year, we assist the Board of Directors in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of the Company and its subsidiaries. The Board of Directors has determined that each member of the Audit Committee is an independent director as defined in the American Stock Exchange’s listing standards. The Audit Committee operates under a charter that was amended and restated by the Board of Directors on February 23, 2005.

In fulfilling its oversight role, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company. The Audit Committee met ten times during the 2005 fiscal year, including meetings with our independent registered public accounting firm to review our quarterly and annual results. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 1, 2006.

Submitted by the Audit Committee of the Board
of Directors,

L. Dale Crandall
Daniel C. Lynch

April 28, 2006

Performance Graph

The graph below provides an indicator of cumulative total stockholder returns as compared with the Nasdaq National Market and Dow Jones Telecommunications Index weighted by market value at each measurement point. This graph covers the period of time beginning January 1, 2001, through December 31, 2005.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG COVAD COMMUNICATIONS GROUP, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE DOW JONES US TELECOMMUNICATIONS INDEX

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

The comparisons shown in the graph are based upon historical data and we caution that the stock price performance shown in the graph is not necessarily indicative of, nor intended to forecast, potential future performance of our common stock. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but we are not responsible for any errors or omissions in such information. We were delisted from the Nasdaq National Market on July 20, 2001 and the share price information above for the period from July 20, 2001, to July 28, 2005 (when we began trading on the American Stock Exchange), is based on data from Nasdaq’s “OTC Bulletin Board.”

Strategic Investments and Relationships

On March 29, 2006, we completed a transaction with EarthLink, Inc., one of our customers (“EarthLink”). In connection with the closing of the transaction, we (i) sold to EarthLink 6,134,969 shares (the “Primary Shares”) of our common stock, par value $0.001 (“Common Stock”), for an aggregate purchase price of $10,000,000, and

(ii) issued to EarthLink a $40,000,000 12% Senior Secured Convertible Note due 2011, dated as of March 29, 2006 (the “Note”), for an aggregate purchase price of $40,000,000. Interest on the Note is payable on March 15 and September 15 of each year, commencing on September 15, 2006, and may be paid in cash or in additional notes, identical to and of the same series as the original Note (the “Additional Notes”). Principal on the Note is payable on March 15, 2011, provided that under certain circumstances, EarthLink may require that we repay the remaining principal amount of the Notes held by EarthLink in four equal installments due March 15 of each year, commencing on March 15, 2007 and ending on March 15, 2010. The Note is initially convertible into 21,505,376 shares of Common Stock (the “Underlying Shares”), reflecting an initial conversion price of $1.86 per share, In the event that we make all interest payments through the issuance of Additional Notes, the Additional Notes will be convertible into an aggregate of 17,007,477 shares of Common Stock, reflecting a conversion price of $1.86 per share. The conversion rate is subject to weighted average antidilution protection as set forth in the Note. The Note is initially convertible into shares of Common Stock beginning on March 15, 2008, or upon a Change of Control (as defined in the Note), if occurring earlier. We are required to offer to redeem the Note at 100% of the principal amount thereof upon a Change of Control of Covad. The obligations under the Note are secured by certain property, plant and equipment purchased with the proceeds of the Note pursuant to the terms of a Security Agreement, dated as of March 29, 2006, by and among Covad, one of our wholly-owned subsidiaries and EarthLink, and the Primary Shares and the Underlying Shares are subject to the terms of a Registration Rights Agreement, dated as of March 29, 2006, by and between Covad and EarthLink.

Related Party Transactions

A member of our Board of Directors, Richard A. Jalkut, is the President and CEO of TelePacific Communications, one of our resellers. We recognized revenues from TelePacific of approximately $285,000, 369,000 and $611,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Another member of our Board of Directors, L. Dale Crandall, is a member of the Board of Directors of BEA Systems, Inc., which supplies us with software and related support. We paid approximately $993,000, $890,000 and $2,232,000 to BEA during the years ended December 31, 2005, 2004 and 2003, respectively.

Charles E. Hoffman, our CEO, is a director of Chordiant Software Inc., one of our vendors. We paid approximately $602,000 to Chordiant in 2005 and $3,387 in 2004. No amounts were paid to Chordiant in 2003.

Gary Hoffman, the brother of our Chief Executive Officer, Charles E. Hoffman, is employed by Covad. In 2005, Gary Hoffman received $79,000 of base salary and $37,600 of sales commissions, as well as an option grant to purchase 2,000 shares of our common stock at an exercise price of $1.54 per share.

A member of our Board of Directors, Richard A. Jalkut, is a director of Birch Telecom, one of our resellers. In March 2006, we entered into a wholesale agreement with Birch. As part of the Agreement, Birch also agreed to migrate certain DSL and T1 circuits to Covad’s network. We did not recognize any revenues from Birch for the years ended December 31, 2005, 2004 and 2003, respectively.

We believe the terms of these transactions are comparable to transactions that would likely be negotiated with independent parties.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding ownership of our common stock as of April 1, 2006 by:

•	each Named Executive Officer;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	all persons known to Covad to beneficially own 5% or more of our common stock.

Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of April 1, 2006 as described in the footnotes below. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and based on 291,933,011 shares of our common stock outstanding as of April 1, 2006. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134.

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage

FMR Corp.(1)	20,798,907	7.09%
Charles E. Hoffman(2)	4,462,951	1.53%
Charles McMinn(3)	3,738,685	1.28%
Patrick J. Bennett(4)	455,523	*
David McMorrow(5)	423,468	*
James Kirkland(6)	389,297	*
Andrew S. Lockwood(7)	397,375	*
Daniel Lynch(8)	342,669	*
Hellene S. Runtagh(9)	21,750	*
Larry Irving(10)	234,500	*
L. Dale Crandall(11)	222,916	*
Richard A. Jalkut(12)	175,000	*
P. Michael Hanley(13)	60,000	*
Chris Dunn(14)	35,793	*
Lisa Hook(15)	11,250	*
Robert Neumeister(16)	1,458	*
All current executive officers and directors as a group (11 persons)(17)	10,972,635	3.76%

*	Represents beneficial ownership of less than 1% of our outstanding stock.

(1)	This includes: (1) 20,737,107 shares beneficially owned by Fidelity Management & Research Company as a result of it acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, which includes 1,575,200 shares owned by these investment companies resulting from the assumed conversion of $5,000,000 principal amount of our convertible Debentures; and (2) 61,800 shares held by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management & Research Company, and the funds each has the sole power to dispose of the 20,737,107 shares owned by the Fidelity Funds. The voting power with respect to the shares held by Fidelity Management & Research Company rests solely with the Boards of Trustees of each of the investment companies to which it acts as investment adviser. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has the sole power to dispose of the 61,800 shares owned by Fidelity Management Trust Company and the sole power to vote or to direct the voting of 36,401 of these shares and no power to vote or direct the voting of 25,399 of the shares. The information provided with respect to these shareholders is based solely upon a Schedule 13G dated February 14, 2006, filed by such shareholders with the Securities and Exchange Commission. The Company has not done any independent investigation with respect to the beneficial ownership of these shareholders. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(2)	Includes 4,195,832 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(3)	Includes 327,500 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(4)	Includes 434,875 shares of common stock subject to options exercisable within 60 days of April 1, 2006. Mr. Bennett is no longer serving as an executive officer of Covad.

(5)	Includes 404,696 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(6)	Includes 381,249 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(7)	Includes 372,375 shares of common stock subject to options exercisable within 60 days of April 1, 2006. Mr. Lockwood is no longer serving as an employee of Covad.

(8)	Includes 208,416 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(9)	Ms. Runtagh resigned as a director on March 6, 2006.

(10)	Includes 224,500 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(11)	Includes 212,916 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(12)	Includes 165,000 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(13)	Mr. Hanley is no longer serving as an employee of Covad.

(14)	Includes 31,875 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(15)	Includes 11,250 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(16)	Includes 1,458 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

(17)	Includes 6,971,942 shares of common stock subject to options exercisable within 60 days of April 1, 2006.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
PRICEWATERHOUSECOOPERS LLP, FOR THE 2006 FISCAL YEAR

(Item No. 2 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of the firm of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and until their successors are appointed. Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of Covad and its stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of PwC as our independent registered public accounting firm.

On April 6, 2004, our audit committee determined to engage PwC as our independent registered public accounting firm for fiscal year 2004. Ernst & Young LLP (“E&Y”), Covad’s prior independent auditor, was dismissed by the audit committee as of April 6, 2004.

We retained E&Y to audit our consolidated financial statements for fiscal year 2003, and retained E&Y, as well as other accounting and consulting firms (not including PwC), to provide various other non-audit and audit services in fiscal year 2003.

E&Y’s audit reports on our consolidated financial statements as of and for the year ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2003 and the subsequent period through April 6, 2004, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its audit reports on our consolidated financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the year ended December 31, 2003 and through April 6, 2004, we did not consult PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The following table sets forth the aggregate fees and related expenses for professional services provided by PwC during 2005 and 2004 and E&Y, our prior independent registered public accounting firm, during 2005 and 2004. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with PwC and E&Y maintaining their independence. The audit committee pre-approval policies and procedures require prior approval of each engagement of PwC and E&Y to perform services. We adopted these pre-approval policies in September 2002 in accordance with the requirements of the Sarbanes-Oxley Act and the professional services listed below that were provided after September 2002 were approved in accordance with these policies.

	2005		2004
	PwC	E&Y	PwC	E&Y

Audit fees	$3,340,345	$60,285	$3,996,463	$524,201
Audit-related fees	—	—	—	—
Tax fees	—	—	—	—
Design and implementation	—	—	—	—
All other fees	1,500	—	1,500	—

TOTAL	$3,341,845	$60,285	$3,997,963	$524,201

For the year ended December 31, 2005, fees for PwC audit services include fees associated with the integrated annual audit, reviews of Covad’s quarterly reports on Form 10-Q, accounting consultations and SEC registration statements. All other fees include fees associated with the annual subscription to PwC online accounting and auditing research tool.

For the year ended December 31, 2005 and 2004, fees for E&Y audit services include fees associated with SEC registration statements and the transition from E&Y to PwC as its independent registered public accounting firm.

Representatives of PwC are expected to be at the Annual Meeting. Representatives of PwC will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Under our Bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the Annual Meeting to which this Proxy Statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this Proxy Statement in accordance with the provisions of our Bylaws, which require that such notice be given not less than 30 days nor more than 60 days prior to the meeting. However, in the event that less than 35 days notice of the meeting is given to stockholders, notice of proposals must have been received by the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. These stockholder notices must contain information required by our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our Board of Directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than January 2, 2007 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the next annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then current Bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our Bylaws.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2006 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

James A. Kirkland
Senior Vice President, General Counsel and Secretary

April 28, 2006

PROXY
COVAD COMMUNICATIONS GROUP, INC.
Proxy for Annual Meeting of Stockholders to be held June 15, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Covad Communications Group, Inc. (“Covad”) dated April 28, 2006 and the accompanying Proxy Statement relating to the above-referenced annual meeting, and hereby appoints Charles E. Hoffman or Christopher Dunn, or either of them, with full power to each of substitution and resubstitution in each, as attorneys and proxies of the undersigned.
Said proxies are hereby given authority to vote all shares of Covad common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders, to be held at 2:00 p.m. Pacific Time, on June 15, 2006, at the Hyatt Regency in Santa Clara, California and at any and all adjournments or postponements thereof (the “Annual Meeting”) on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.
When this Proxy is properly executed, the shares represented hereby will be voted in accordance with the instructions in this proxy. If no direction is made, this proxy will be voted FOR all of the nominees listed herein (or substitute nominees selected by the Board of Directors) and FOR all the proposals listed herein, and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting, including, among other things, consideration of any motion made for adjournment or postponement of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
IF VOTING BY PAPER, PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU CAN ALSO VOTE VIA THE INTERNET OR BY TELEPHONE.
(See reverse side)
FOLD AND DETACH HERE

Please mark your votes as indicated in this example	☑
The Board of Directors recommends a vote FOR the Proposals:

1.	ELECTION OF CLASS I DIRECTORS:

	Nominees: Larry Irving, Richard Jalkut and Daniel Lynch	FOR	WITHHOLD AUTHORITY
ALL
		☐	☐

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided:
FOR ALL NOMINEE(S) EXCEPT AS WRITTEN IN SPACE PROVIDED
☐

2.	RATIFICATION OF INDEPENDENT AUDITORS, PRICEWATERHOUSECOOPERS LLP, FOR THE 2006 FISCAL YEAR	FOR ☐	AGAINST ☐	ABSTAIN ☐

Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

Dated:	, 2006

(Signature)

(Title)

(Signature if held jointly)

Note: Please date and sign exactly as your name(s) appear on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.